Exhibit 99.1

CSC CONFIRMS AGREEMENT TO ACQUIRE AUSTRALIA’S UXC LIMITED

FALLS CHURCH, VA, Nov. 24, 2015-CSC (NYSE: CSC) today confirmed that it has entered into a binding Scheme of Implementation agreement to acquire the shares of UXC Limited (ASX: UXC), a leading IT services company based in Australia.

CSC will acquire 100 percent of the issued capital of UXC for a cash consideration of A$1.22 per share. In addition, UXC will pay a franked dividend of A$0.02 cash per share for the half year ending Dec. 31, 2015. The news follows a period of due diligence that began with an announcement by the two companies in early October.

Based on 345 million shares of UXC outstanding, the total value of the transaction would be approximately A$427.6 million (US$307.9 million) upon completion. The transaction is subject to approval by UXC shareholders, followed by the customary regulatory and court approvals for transactions of this type in Australia. The transaction timeline is expected to conclude by February 2016.

UXC is Australia’s largest independent and publicly owned IT services company, with reported fiscal 2015 annual revenues of A$686 million (US$493.9 million) and nearly 3,000 employees. The company is a regional leader in enterprise application capabilities, including Microsoft Dynamics, SAP, Oracle and ServiceNow implementations.

“We look forward to the prospect of the UXC team joining CSC,” said Mike Lawrie, CSC’s president and CEO. “The addition of UXC would continue the process of rebalancing our offering portfolio and strengthening our global commercial business. UXC’s application platform capabilities - combined with CSC’s existing strengths in cloud, cyber, and big data - would enhance what the two companies already deliver to clients in the region.”

A combined CSC-UXC would be among the region’s largest IT service companies, based on revenues. The combination would offer an expanded client base and deeper industry expertise for both firms.

About CSC
CSC (NYSE: CSC) leads clients on their digital transformation journeys. The company provides innovative next-generation technology services and solutions that leverage deep industry expertise, global scale, technology independence and an extensive partner community. CSC serves leading commercial and international public sector organizations throughout the world. CSC is a Fortune 500 company and ranked among the best corporate citizens. For more information, visit us at www.csc.com.

Forward-looking Statements
All statements in this press release and in all future press releases that do not directly and exclusively relate to historical facts constitute “forward-looking statements.” These statements represent the Company’s intentions, plans, expectations and beliefs, and are subject to risks, uncertainties and other factors, many of which are outside the Company’s control. These factors could cause actual results to differ materially from such forward-looking statements. For a written description of these factors, see the section titled “Risk Factors” in CSC’s Form 10-K for the fiscal year ended April 3, 2015 and any updating information in subsequent SEC filings. The Company disclaims any intention or obligation to update these forward-looking statements whether as a result of subsequent event or otherwise, except as required by law.

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Contacts
Rich Adamonis, Global Media Relations, CSC, 862.228.3481, radamonis@csc.com
Sheila Dhillon, Media Relations, +61.423.884.848, sdhillon@csc.com
Neil DeSilva, Investor Relations, 703.641.3000, neildesilva@csc.com